SEALE AND BEERS, CPAs	EXHIBIT 23.1
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Double Eagle Holdings, LTD., of our report dated February 12, 2010 on our audit of the financial statements of Double Eagle Holdings, LTD. as of September 30, 2009, and the related statements of operations, stockholders' equity and cash flows for the years then ended September 30, 2009 and since development stage inception on January 20, 2009 through September 30, 2009, and the reference to us under the caption "Experts."

Seale and Beers, CPAs
Las Vegas, Nevada
January 5, 2011

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351